Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

SFKBW TWO, LLC

This Limited Liability Company Agreement of SFKBW TWO, LLC (the “Company”) is executed by its sole member, Stifel Financial Corp., a Delaware corporation (the “Member”) and effective as of this 5th day of November, 2012.

1.                                      The Company.  The Member caused the Company to be formed by filing its Certificate of Formation with the Secretary of State of the State of Delaware on November 5, 2012.

2.                                      Adoption of Agreement.  The Member does hereby adopt this as the Limited Liability Company Agreement (the “Agreement”) of the Company.

3.                                      Member.  The vote, action, decision or consent of the Member shall constitute a valid decision of the Member and the Company. No regular, annual, special or other meetings of the Member are required to be held.  Any action that may be taken at a meeting of the Member may be taken without a meeting by written consent in accordance with the Act.  Meetings of the Member, for any purpose or purposes, may be called at any time by the Member of the Company

4.                                      Purposes.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (the “Act”).

5.                                      Principal Business Office.  The principal business office of the Company shall be located at such location as may be determined by the Member from time to time. The records will be available for inspection and copying by the Member at such office during regular business hours, to the extent required under the Act.

6.                                      Registered Office; Registered Agent.  The registered office of the Company in the State of Delaware shall be located at such location as may be determined by the Member from time to time.  The registered agent of the Company for service of process shall be designated by the Member from time to time.

7.                                      Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8.                                      Capital Contributions.  The Member’s contribution to the capital of the Company for the Member’s interest in the Company shall be reflected on the books and records of the Company.  The Member is not required to, but may at any time, make additional capital contributions to the Company.

9.                                      Admission of Additional Members.  Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the Company of a new interest in the Company without the prior written consent of the Member.

10.                               Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

11.                               Management.  Management of the Company shall be vested in the Member.  The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.  The Member has the authority to bind the Company.

12.                               Officers.  The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person.  Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 12 may be revoked at any time by the Member.  An Officer may be removed with or without cause by the Member.

13.                               Indemnification of Directors, Officers and Employees.

a.                                      The Member, the Officers and their respective affiliates, stockholders, members, managers, directors, officers, partners, employees, agents and representatives (individually, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above.  Any indemnification pursuant to this Section 13 shall be made only out of the assets of the Company and the Member shall not have any personal liability on account thereof.

b.                                      Expenses (including reasonable legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in the foregoing paragraph may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Member, upon receipt by the

Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 13.

c.                                       The indemnification and advancement of expenses set forth in this Section 13  shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Company’s certificate of formation, this Limited Liability Company Agreement, any other agreement, a vote of the Member, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Member.  The indemnification and advancement of expenses set forth in this Section 13 shall continue as to a person or entity who has ceased to hold the position giving rise to such indemnification and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person or entity.

d.                                      The Company may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against an Indemnitee and incurred by an Indemnitee in such capacity, or arising out of such Indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such Indemnitee against such liability under this Section 13.

e.                                       In the event that an amendment to this Limited Liability Company Agreement reduces or eliminates any Indemnitee’s right to indemnification pursuant to this Section 13, such amendment shall not be effective with respect to any Indemnitee’s right to indemnification that accrued prior to the date of such amendment.  For purposes of this Section 13, a right to indemnification shall accrue as of the date of the event underlying the claim that gives rise to such right to indemnification.  All calculations of claims and the amount of indemnification to which any Indemnitee is entitled under this Section 13  shall be made (i) giving effect to the tax consequences of any such claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such claims.

14.                               Other Business.  The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others.

15.                               Duration.  The duration of the Company shall be perpetual.

16.                               Prior Acts.  All the acts of any Member or any person authorized to act as set forth above, which acts would have been authorized by this Agreement, except that such acts were taken prior to the adoption of this Agreement, are hereby severally ratified, confirmed, approved and adopted.

17.                               Tax Treatment.  Pursuant to existing law, the Company will be disregarded for federal and state income tax purposes.  The admission of one or more additional members, however, may cause the Company to be recognized for tax purposes, and to be taxed, as a partnership.

18.                               Governing Law.  This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law).

19.                               Severability.  If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by this Agreement.

20.                               Captions.  The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the Member has caused this Limited Liability Company Agreement to be duly executed as of the 5th day of November, 2012.

STIFEL FINANCIAL CORP.
the sole Member

By:	/s/ James M. Zemlyak
Name: James M. Zemlyak
Title: Chief Financial Officer